Exhibit 99.1

Patriot National Bancorp, Inc. Commences Rights Offering

Stamford, Connecticut, August 2, 2005. Patriot National Bancorp, Inc. (NASDAQ SmallCap: PNBK), the parent of Patriot National Bank, announced today that it has commenced its previously announced rights offering by distributing non-transferable rights to subscribe for and purchase up to 414,899 shares of its common stock to shareholders of record as of August 1, 2005.  In the offering, each shareholder will have the right to subscribe for one share of common stock, at a subscription price of $17.00 per share, for each six shares owned on August 1, 2005.  Shareholders who fully exercise their rights will also have an oversubscription privilege entitling them to buy additional shares not subscribed for by other shareholders at the same price under certain circumstances.

Shareholders will be able to exercise their rights to purchase shares in the offering until 5:00 p.m. Eastern Time on September 9, 2005.  The Company, in its discretion, can extend the rights offering for up to 20 calendar days.

The Company has also entered into agreements with two high net worth individuals as standby purchasers.  The standby purchasers have agreed to purchase up to 529,412 shares of common stock, if available, at the subscription price, upon completion of the rights offering.  The Company has guaranteed the availability of a minimum of 290,984 shares of common stock to the standby purchasers following completion of the offering, subject to reduction to a minimum of 290,984 shares to the extent rights holders subscribe for all of the shares underlying the rights granted to them.  In no event will the Company issue and sell more than 705,883 shares in its rights offering.

The Company has engaged Sandler O’Neill & Partners, L.P. as its financial advisor in connection with the rights offering.

A copy of the prospectus meeting the requirements of Section 10 of the Securities Act of 1933 and additional materials relating to the rights offering are expected to be mailed on or about August 4, 2005 to shareholders of the Company as of the record date.  Shareholders may also obtain a copy of the prospectus from the Information and Subscription Agent for the offering, Registrar and Transfer Company, 10 Commerce Drive, Cranford, New Jersey 07016, Telephone (800) 368-5948.

Patriot National Bank is headquartered in Stamford, Connecticut and has ten full service branches in Stamford, Greenwich, Old Greenwich, Norwalk, Wilton, Darien, and Southport, Connecticut.

Statements in this press release that are not historical facts are forward-looking statements that involve risks and uncertainties. Actual results or developments may differ materially from forward-looking statements as a result of known or unknown risks, uncertainties, and other factors.  These risks include, but are not limited to, risk factors described in the Company’s registration statement filed with the Securities and Exchange Commission on April 25, 2005, as amended, and the risks identified from time to time in the Company’s other filings with the Securities and Exchange Commission, press releases and other communications.  The Company assumes no obligation to update the forward-looking statements contained in this press release.